Exhibit 99.01

Investor Contact:	Press Contact:
Frank Yoshino	Katherine Lane
Vice President, Finance	Director, Corporate Communications
+1 714 885-3697	+1 714 885-3828
frank.yoshino@emulex.com	katherine.lane@emulex.com
EMULEX ANNOUNCES FOURTH QUARTER FISCAL 2010 RESULTS
Net Revenues Grow 30 Percent Year-Over-Year, Totaling $103.1 Million
COSTA MESA, Calif., August 5, 2010 — Emulex Corporation (NYSE:ELX) today announced results for its fourth fiscal quarter ended June 27, 2010.
Fourth Quarter Financial Highlights
•	Total net revenues of $103.1 million

•	Host Server Products (HSP) net revenues were $72.6 million, or 70% of net revenues, an increase of 16% year-over-year and 4% sequentially

•	8Gb/s net revenues increased to 37% of HSP net revenues during the quarter

•	Embedded Storage Products (ESP) net revenues decreased 6% sequentially to $30.4 million, or 30% of net revenues

•	GAAP gross margin of 61% and non-GAAP gross margins of 66%

•	GAAP operating income of $0.9 million, or 1% of total net revenues, and non-GAAP operating income of $14.1 million, or 14% of total net revenues

•	GAAP loss per share of $0.03 and non-GAAP diluted earnings per share (EPS) of $0.16, an increase of 78% year-over-year

•	Ended the quarter with $295 million in cash, cash equivalents and investments

FY’10 Q4 Earnings Results
August 5, 2010

Business Highlights
•	Announced definitive agreement to acquire ServerEngines, which is expected to be completed by the end of August 2010

•
HP selects Emulex’s Universal Local Area Network on Motherboard (LOM) to provide concurrent operation of 10Gb/s Ethernet and Fibre Channel over Ethernet (FCoE) or iSCSI connectivity in ProLiant G7 server blades

•	Dell selects OneConnect™ Universal Converged Network Adapter (UCNA) for 10Gb/s FCoE and iSCSI connectivity for its PowerEdge rack and blade servers and iSCSI and Fibre Channel storage solutions

•
Cisco qualifies Emulex OneConnect UCNA to provide 10Gb/s FCoE connectivity for Cisco Unified Computing B-Series Blade Servers, Cisco Unified Computing C-Series Rack Mounted Servers and the Nexus family of Unified Fabric Switches

•	Fujitsu selects Emulex OneConnect FCoE UCNAs for PRIMERGY x86 servers

•	OneConnect UCNAs named Connectivity Product of the Year by Storage Awards — Storries VII

•	Network Products Guide Reader Trust Awards names Emulex OneConnect UCNAs Best Networking Solution

•	Emulex connectivity solutions support VMware VSphere 4.1

•	Emulex OneCommand™ Vision software to provide I/O performance analysis and optimization in heterogeneous network environments

•	EMC integrates Emulex OneSecure™ 8Gb/s Fibre Channel encryption Host Bus Adapter (HBA) into its PowerPath Encryption with RSA
Financial Results
Fourth quarter total net revenues were $103.1 million, an increase of 30% from the comparable quarter of last year and an increase of 1% sequentially. Fourth quarter GAAP net loss was $2.5 million, or $0.03 per share, compared to a GAAP net loss of $4.5 million, or $0.06 per share, reported in Q4 of fiscal 2009 and GAAP net income of $13.3 million, or $0.16 per diluted share, in Q3 of fiscal 2010. Non-GAAP net income for the fourth quarter was $13.5 million, or $0.16

FY’10 Q4 Earnings Results
August 5, 2010

per diluted share. Non-GAAP net income decreased 45% from $24.3 million, or $0.30 per diluted share, reported in Q3 of fiscal 2010, but increased 76% from $7.6 million or $0.09 per diluted share, reported in Q4 of fiscal 2009. Reconciliations between GAAP and non-GAAP results are included in the accompanying financial data.
President and CEO Jim McCluney commented, “We had solid financial performance over the last quarter, achieving the upper end of revenue guidance and meeting our EPS target. Emulex also delivered a landmark 10Gb/s Ethernet market validation proof point during the quarter with the announcement that HP would be integrating our OneConnect UCNA technology as the industry’s first 10Gb/s Ethernet Universal LOM with hardware-based FCoE onto the motherboards of its new ProLiant G7 servers.”
McCluney continued, “Emulex’s OneConnect UCNA technology for 10Gb/s Ethernet, iSCSI and FCoE connectivity continued to lead the industry with new tier-one design win announcements during the quarter with Cisco, Dell, Fujitsu and HP.” McCluney concluded, “The fourth quarter was a great capstone to a pivotal fiscal year. In fiscal year 2010, we delivered against our vision for converged networking by launching an unprecedented number of 10Gb/s Ethernet-based design wins. We have demonstrated our leadership in this new growth opportunity, and are well positioned for meaningful growth in fiscal year 2011.”
Business Outlook
Although actual results may vary depending on a variety of factors, many of which are outside the Company’s control, including the Information Technology (IT) spending environment during the current economic downturn, and the timing of the completion of the ServerEngines acquisition, Emulex is providing guidance for its first fiscal quarter ending September 26, 2010. For Q1 of fiscal 2011, Emulex is forecasting total net revenues in the range of $100-$104 million. The Company expects non-GAAP earnings per diluted share could amount to $0.08-$0.11 in the first quarter. Included in this guidance is an expectation of one month of operations from the completion of the ServerEngines acquisition, which includes approximately $1 million of revenues, and reduces earnings per diluted share by $0.02-$0.03 cents. On a GAAP basis,

FY’10 Q4 Earnings Results
August 5, 2010

Emulex expects between a loss per share of 0.02 and earnings per diluted share of $0.01 for the first quarter, reflecting approximately $0.10 per share in expected GAAP charges, arising primarily from amortization of intangibles and stock-based compensation. Additionally, Emulex will incur charges associated with the acquisition of ServerEngines, including additional stock-based compensation and amortization of intangibles. However, as the valuation and the purchase allocation are not yet complete, Emulex is unable to predict the impact of the acquisition on its GAAP earnings per share at this time.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
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Note Regarding Non-GAAP Financial Information. To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we have included the following non-GAAP financial measures in this press release or in the webcast to discuss our financial results for the fourth fiscal quarter which may be accessed via our website at www.emulex.com: (i) non-GAAP gross margin, (ii) non-GAAP operating expenses, (iii) non-GAAP operating income, (iv) non-GAAP net income, and (v) non-GAAP diluted earnings per share. These non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. We use our non-GAAP financial measures internally to better understand and evaluate our business, prepare annual budgets, and in measuring performance for some forms of compensation.

FY’10 Q4 Earnings Results
August 5, 2010

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:
Stock-based compensation. Although stock-based compensation represents an important part of incentive compensation offered to our key employees, we believe that exclusion of the impact of stock-based compensation assists management and investors in evaluating the period over period performance of our business operations and in comparing our performance with those of our competitors. Stock-based compensation expense will recur in future periods.
Amortization of intangibles. Amortization of intangibles generally represents costs incurred by an acquired company or other third party to build value prior to our acquisition of the intangible assets. As such, it is effectively part of the transaction costs of the acquisition rather than ongoing costs of operating our core business. As a result, we believe that exclusion of these costs in presenting non-GAAP financial measures provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within our core business. Amortization of intangibles will recur in future periods.
Severance and associated costs. We have incurred severance and certain related costs in connection with the change in employment status of certain employees, including terminations resulting from elimination of certain positions. We believe that the exclusion of such severance and related costs from the relevant non-GAAP financial measures enables management and investors to more effectively evaluate historical performance and projected costs. While severance and associated costs are generally infrequent in nature, we may incur severance or associated costs in response to changing economic conditions or in connection with any future acquisitions.
Broadcom’s unsolicited takeover proposal and related litigation costs. We believe that exclusion of charges related to Broadcom’s unsolicited takeover proposal and related litigation costs is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. While such costs will continue until our outstanding litigation with Broadcom has been resolved, such costs are generally unrelated to our core business and/or infrequent in nature.
Other income associated with strategic investments. We have recognized other income in connection with certain strategic investments. We believe that exclusion of this other income is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that income of this type is infrequent in nature.
Tax impact associated with the option exchange. During the first quarter of fiscal 2010 we completed a shareholder approved exchange of options for restricted stock which resulted in a tax benefit. We believe the exclusion of the tax benefit related to this option exchange is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that charges of this type are infrequent in nature.

FY’10 Q4 Earnings Results
August 5, 2010

Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate. Although we are using an actual interim effective tax rate instead of an annualized effective tax rate in calculating GAAP net income, we believe that eliminating the tax impact associated with this timing difference is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that a similar adjustment may recur in future periods when the use of an annualized effective tax rate would be distortive.
U.S. tax impact associated with the implementation of our recent globalization initiatives. We believe eliminating the discrete tax impact associated with the Company’s recent globalization initiatives, is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, we note that a similar adjustment of this type may recur in future periods.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, and the reconciliation of forward-looking diluted earnings per share below, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. We wish to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Recent disruptions in world credit and equity markets and the resulting economic uncertainty for our customers and the storage networking market as a whole has resulted in a downturn in information technology spending that has and could continue to adversely affect our revenues and results of operations. Furthermore, the effect of any actual or potential unsolicited offers to acquire us may have an adverse effect on our operations. As a result of this uncertainty, we are unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of our Original Equipment Manufacturer (OEM) customers to successfully incorporate our products into their systems; our dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; the variability in the level of our backlog and the variable and seasonal procurement patterns of our customers; impairment charges, including but not limited to goodwill and intangible assets; changes in tax rates or legislation; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive

FY’10 Q4 Earnings Results
August 5, 2010

nature of the markets for tour products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of our products; delays in product development; our reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of our intellectual property protection or the costs of actual or potential third-party claims of infringement; our ability to attract and retain key technical personnel; our ability to benefit from research and development activities; our dependence on international sales and internationally produced products; the effect of acquisitions, including the pending acquisition of ServerEngines; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. We will incur charges associated with the acquisition of ServerEngines. As the acquisition has not been completed and the valuation and purchase allocation cannot yet be reliably estimated, we are unable to predict the impact of various post-acquisition charges, including amortization of intangibles and stock-based compensation. These and other factors could cause actual results to differ materially from those in the forward-looking statements and are discussed in our filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q, under the caption “Risk Factors.”
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This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

FY’10 Q4 Earnings Results
August 5, 2010

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Net revenues	$103,129	$79,297	$399,150	$378,222
Cost of sales	39,747	30,279	152,458	146,465

Gross profit	63,382	49,018	246,692	231,757

Operating expenses:
Engineering and development	32,433	30,502	126,850	129,795
Selling and marketing	14,139	11,899	56,554	53,460
General and administrative	14,180	15,600	50,454	41,888
Amortization of other intangible assets	1,698	700	6,792	5,337

Total operating expenses	62,450	58,701	240,650	230,480

Operating income (loss)	932	(9,683)	6,042	1,277

Nonoperating income:
Interest income	73	676	286	4,362
Interest expense	(2)	0	(7)	(29)
Other income (loss), net	91	(369)	23	(4)

Total nonoperating income	162	307	302	4,329

Income (loss) before income taxes	1,094	(9,376)	6,344	5,606

Income tax provision (benefit)	3,563	(4,867)	(17,276)	(1,938)

Net income (loss)	$(2,469)	$(4,509)	$23,620	$7,544

Net income (loss) per share:
Basic	$(0.03)	$(0.06)	$0.29	$0.09

Diluted	$(0.03)	$(0.06)	$0.29	$0.09

Number of shares used in per share computations:
Basic	80,501	80,913	80,097	80,770

Diluted	80,501	80,913	81,282	81,113

FY’10 Q4 Earnings Results
August 5, 2010

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 27,	June 28,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$248,813	$294,136
Investments	45,990	8,289
Accounts and other receivables, net	58,479	51,566
Inventories	13,465	10,665
Prepaid income taxes	17,563	17,083
Prepaid expenses and other current assets	12,799	8,021
Deferred income taxes	19,442	16,793

Total current assets	416,551	406,553

Property and equipment, net	64,341	74,794
Intangible assets, net	138,473	130,830
Deferred income taxes	27,658	16,002
Other assets	42,427	30,739

	$689,450	$658,918

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$31,377	$28,786
Accrued liabilities	29,053	23,454

Total current liabilities	60,430	52,240

Other liabilities	4,287	5,826
Accrued taxes	33,551	31,408

Total liabilities	98,268	89,474

Total stockholders’ equity	591,182	569,444

	$689,450	$658,918

FY’10 Q4 Earnings Results
August 5, 2010

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Net Revenues by Channel and Territory:

	Q4 FY		Q4 FY
	2010	% Total	2009	% Total
($000s)	Revenues	Revenues	Revenues	Revenues	% Change
Revenues from OEM customers	$85,624	83%	$63,370	80%	35%
Revenues from distribution	17,467	17%	15,718	20%	11%
Other	38	nm	209	nm	-82%

Total net revenues	$103,129	100%	$79,297	100%	30%

Asia-Pacific	$38,250	37%	$21,795	27%	76%
United States	34,839	34%	34,599	44%	1%
Europe, Middle East and Africa	28,361	27%	21,604	27%	31%
Rest of world	1,679	2%	1,299	2%	29%

Total net revenues	$103,129	100%	$79,297	100%	30%

nm — not meaningful
Summary of Stock-Based Compensation:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
($000s)	2010	2009	2010	2009

Cost of sales	$329	$330	$1,278	$1,440
Engineering & development	1,877	2,052	7,292	10,224
Selling & marketing	1,402	1,118	3,995	4,117
General & administrative	1,296	1,672	5,549	7,326

Total stock-based compensation	$4,904	$5,172	$18,114	$23,107

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

GAAP gross margin	61.5%	61.8%	61.8%	61.3%

Items excluded from GAAP gross margin to calculate non-GAAP gross margin:
Stock-based compensation	0.3%	0.4%	0.3%	0.4%
Amortization of intangibles	4.6%	6.0%	4.8%	5.0%
Severance and associated costs	—	0.0%	—	0.0%

Non-GAAP gross margin	66.4%	68.2%	66.9%	66.7%

FY’10 Q4 Earnings Results
August 5, 2010

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
($000s)	2010	2009	2010	2009
GAAP operating expenses, as presented above above	$62,450	$58,701	$240,650	$230,480

Items excluded from GAAP operating expenses to calculate non-GAAP operating expenses to calculate non-GAAP operating expenses:
Stock-based compensation	(4,575)	(4,842)	(16,836)	(21,667)
Amortization of other intangibles	(1,698)	(700)	(6,792)	(5,337)
Severance and associated costs	—	(186)	(964)	(4,183)
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	(1,806)	(8,340)	(7,900)	(8,340)

Impact on operating expenses	(8,079)	(14,068)	(32,492)	(39,527)

Non-GAAP operating expenses	$54,371	$44,633	$208,158	$190,953

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
($000s)	2010	2009	2010	2009

GAAP operating income (loss), as presented above	$932	$(9,683)	$6,042	$1,277

Items excluded from GAAP operating income (loss) to calculate non-GAAP operating income:
Stock-based compensation	4,904	5,172	18,114	23,107
Amortization of intangibles	6,424	5,429	25,696	24,257
Severance and associated costs	—	179	964	4,427
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	1,806	8,340	7,900	8,340

Impact on operating income	13,134	19,120	52,674	60,131

Non-GAAP operating income	$14,066	$9,437	$58,716	$61,408

FY’10 Q4 Earnings Results
August 5, 2010

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
($000s)	2010	2009	2010	2009
GAAP net income (loss), as presented above	$(2,469)	$(4,509)	$23,620	$7,544

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Stock-based compensation	4,904	5,172	18,114	23,107
Amortization of intangibles	6,424	5,429	25,696	24,257
Severance and associated costs	—	179	964	4,427
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	1,806	8,340	7,900	8,340
Other income associated with strategic investments	(160)	(252)	(160)	(252)
Income tax effect of above items	(4,932)	(9,930)	(19,586)	(21,455)
Tax impact associated with the option exchange	—	—	(3,982)	—
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	1,415	—	—	—
Charges related to globalization initiatives	6,475	3,211	6,475	3,211

Impact on net income (loss)	15,932	12,149	35,421	41,635

Non-GAAP net income	$13,463	$7,640	$59,041	$49,179

FY’10 Q4 Earnings Results
August 5, 2010

Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Non-GAAP Diluted Earnings Per Share:

	Three Months Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009
GAAP diluted earnings (loss) per share as presented above	$(0.03)	$(0.06)	$0.29	$0.09

Items excluded from diluted GAAP earnings (loss) per share to calculate diluted non-GAAP earnings per share, net of tax effect:
Stock-based compensation	0.03	0.01	0.14	0.19
Amortization of intangibles	0.05	0.04	0.19	0.19
Severance and associated costs	0.00	0.00	0.01	0.03
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	0.01	0.06	0.06	0.06
Other income associated with strategic investments	(0.00)	(0.00)	(0.00)	(0.00)
Tax impact associated with the option exchange	—	—	(0.05)	—
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	0.02	—	—	—
Charges related to globalization initiatives	0.08	0.04	0.08	0.04

Impact on diluted earnings (loss) per share	0.19	0.15	0.43	0.51

Non-GAAP diluted earnings per share	$0.16	$0.09	$0.72	$0.60

Diluted shares used in non-GAAP per share computations (in 000s)	81,914	81,429	81,282	81,113

FY’10 Q4 Earnings Results
August 5, 2010

Forward-Looking Diluted Earnings per Share Reconciliation: (1)

Guidance for
Three Months Ending
September 26, 2010

Non-GAAP diluted earnings per share guidance	$0.08 - $0.11

Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings (loss) per share guidance:
Stock-based compensation	0.04
Amortization of intangibles	0.05
Other charges associated with Broadcom’s unsolicited takeover proposal and related litigation costs	0.01

GAAP diluted earnings (loss) per share guidance	($0.02) - $0.01

(1)
The above forward-looking guidance does not include charges associated with the acquisition of ServerEngines, such as incremental stock-based compensation and amortization of intangibles, as the acquisition has not been completed and the valuation and purchase allocation cannot yet be reliably estimated.